Exhibit 99.1

NOTICE OF FILING OF APPLICATION

FOR ACQUISITION OF A SAVINGS ASSOCIATION

This is to inform the public that under § 574.3 of the Regulations of the Office of Thrift Supervision (“OTS”) for Acquisitions of Savings Associations, Newtek Business Services, Inc. will file, on or about January 10, 2007, an application with the OTS for permission to acquire control of Universal Savings Bank, F.A. located in Milwaukee, Wisconsin.

Anyone may submit written comments in connection with this application and, in so doing, may submit such information as he or she deems relevant. Three copies of all submissions must be sent to the Regional Director, Office of Thrift Supervision, 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062-2326 within 20 calendar days of the filing of the application. Up to an additional 20 calendar days to submit comments may be obtained upon a showing of good cause, if a written request is received by the OTS within the initial 20-day period. Written comments in opposition to the application should address the regulatory basis for denial of such application, and should be supported by the information specified in 12 C.F.R. Section 516.120(a).

You may look at the non-confidential portions of the application and all comments filed with the OTS Regional Office listed above. This information is available for public inspection at the appropriate OTS Regional Office during regular business hours. If you have any questions concerning these procedures, contact the OTS Regional Office at (972) 277-9500.